                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/X/ Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                    PREFERRED INCOME MANAGEMENT INCORPORATED
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                 PREFERRED INCOME MANAGEMENT FUND INCORPORATED
                      301 E. COLORADO BOULEVARD, SUITE 720
                           PASADENA, CALIFORNIA 91101

             DON'T LET MR. HOREJSI TURN YOUR INVESTMENT UPSIDE DOWN
                         TO SERVE HIS PERSONAL PURPOSES

                        VOTE YOUR GREEN PROXY CARD TODAY

                                                                  March 23, 1998

TO OUR SHAREHOLDERS:

     By now, you may have received proxy materials from Stewart Horejsi soliciting your vote in his attempt to elect directors who will support his radical restructuring of Preferred Income Management Fund. Don't be fooled!

                       WHAT IS MR. HOREJSI REALLY UP TO?

     Two things jump out of Mr. Horejsi's proposals:

O FIRST, MR. HOREJSI HAS A TAX PROBLEM. HIS SOLUTION IS TO CUT YOUR INCOME TO THE BONE.

O Second, he wants to become an investment advisor by getting control of your money.

                 MR. HOREJSI'S PROPOSALS ARE A "PIG IN A POKE."

     ALL YOU KNOW FOR SURE IS THAT HE WANTS TO CUT THE DISTRIBUTIONS THAT THE FUND PAYS TO YOU BY THE MAXIMUM AMOUNT POSSIBLE. HE HAS SAID SO IN HIS PROXY MATERIALS. Beyond that, it is tough to figure out just what might happen. He says he wants the Fund to invest in a small number of common stocks, including "troubled companies", taking larger positions than are permitted for diversified funds. He concedes that his proposals could ". . . significantly increase the volatility of the price of the Fund's shares."

     Most incredibly, Mr. Horejsi claims a company controlled by him, which does not presently exist, would be better suited to implement this new equity orientation he proposes. Simply put, Mr. Horejsi -- a welding supply company executive -- now wants to be an equity portfolio manager. HE WANTS TO USE YOUR CAPITAL FOR HIS FIRST FORAY INTO THE INVESTMENT ADVISORY BUSINESS, WITH AN OBJECTIVE RADICALLY DIFFERENT FROM WHAT LED YOU TO INVEST WITH US IN THE FIRST PLACE.

            WE TRIED TO HEAD OFF THIS SQUABBLE AND STILL PROTECT YOU

     We worked hard to try to come to a fair settlement with Mr. Horejsi. We were willing to give him new seats on the Board in reflection of his large holding of our shares. In return, we wanted assurance that shareholders would be given a choice about going along with his proposals. That choice could be in the form of a cash tender offer, periodic share buybacks or other steps that would give shareholders a reasonable opportunity to liquidate their investments at a fair price not penalized by the Horejsi proposals. We signed on the dotted line; Mr. Horejsi did not.

                    WHAT HAS MR. HOREJSI FAILED TO TELL YOU?

     Mr. Horejsi has said that he anticipates a gradual transition in the Fund's investments, with no changes to be made for a year. HERE IS WHAT HE LEFT OUT! IF HE SUCCEEDS IN ELECTING HIS TWO DIRECTORS TO THE BOARD THIS YEAR, IT WOULD BE POSSIBLE FOR HIM TO GAIN A MAJORITY OF THE BOARD A YEAR FROM NOW. IF THAT HAPPENS, YOU CAN BET ON CHANGES BEING MADE.

             DOES AN "800 POUND GORILLA" ALWAYS GET WHAT HE WANTS?

     Can Mr. Horejsi call all the shots because he is the Fund's largest stockholder? That is up to you. He holds 39% of the shares; the rest of us hold 61%. He has said in his legal filings that he believes he can control the Fund with less than 50% of the stock. The majority rules, but he is obviously counting on many of you not voting so he can prevail. YOU DO NOT HAVE TO LET THIS HAPPEN, BUT YOU DO HAVE TO ACT NOW.

               PROTECT YOUR INCOME! VOTE YOUR GREEN PROXY TODAY.
                 TIME IS SHORT. THE ANNUAL MEETING IS APRIL 17.

     Even if you have already signed a BLUE Horejsi Group proxy card, you have every legal right to change your mind and vote a GREEN card in support of your current Board.

     If you have questions about the Fund or about voting your shares, we invite you to call Carl Johns, Manager, Fund Investor Relations at (626) 795-7300 or MacKenzie Partners, Inc. toll free at (800) 322-2885. We appreciate your continued support of the Preferred Income Management Fund and its investment objective.

     On behalf of your Board of Directors,

                                    Sincerely,

                                    /s/ Robert T. Flaherty
                                    ROBERT T. FLAHERTY
                                    Chairman of the Board and Chief Executive
                                    Officer